Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Act II Global Acquisition Corp. on Form S-1, pursuant to Rule 462(b) under the Securities Act of 1933, as Amended, of our report dated February 22, 2019, which includes an explanatory paragraph as to the ability of Act II Global Acquisition Corp. to continue as a going concern, with respect to our audit of the financial statements of Act II Global Acquisition Corp. as of February 15, 2019 and for the period from January 1, 2019 (commencement of operations) through February 15, 2019, appearing in the Registration Statement on Amendment No. 2 to Form S-1, as filed (File No. 333-230756) of Act II Global Acquisition Corp.

/s/ Marcum llp

Marcum llp

New York, NY

April 25, 2019